Exhibit 99.1

Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Reports Formation of Corporate Governance and Nominating Committee

SALT LAKE CITY, February 10, 2010—BSD Medical Corporation (NASDAQ:BSDM) (the “Company”) reported today that its Board of Directors (the “Board”) formed a Corporate Governance and Nominating Committee (the “Committee”) comprised of the Board’s four independent directors, Timothy McQuay, Steven Stewart, Michael Nobel and Douglas Boyd.  Mr. McQuay was appointed by the Board as the chairman of the Committee.  The Committee’s responsibilities include identifying qualified individuals to become Board members, determining the composition of the Board and its committees, monitoring and assessing Board effectiveness and developing and implementing the Company’s corporate governance policies.

The Board also approved a written charter for the Committee which may be found in the corporate governance section of the Company’s website at www.BSDMedical.com.

The Board took these actions to bring the Company into compliance with NASDAQ listing rules that require independent director oversight of director nominations.  On February 9, 2010, the Company received a deficiency notice from the Nasdaq Listing Qualifications staff (“Nasdaq Notice”) advising the Company that it did not comply with Listing Rule 5605(e) which requires independent director oversight of director nominations.  The Nasdaq Notice also states that on February 8, 2010, the Company notified the Nasdaq Listing Qualifications staff that the Board of Directors approved a charter for and established a Corporate Governance and Nominating Committee comprised solely of independent directors of the Company and that the staff has determined that the Company regained compliance with Listing Rule 5605(e).

About BSD Medical Corporation
BSD Medical Corporation is a leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.